UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009 (April 28, 2009)

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6100 West Chester Road

West Chester, Ohio  45069

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 28, 2009, Peoples Community Bank (the “Bank”), the wholly-owned banking subsidiary of Peoples Community Bancorp, Inc. (the “Company”), consented to an Amended Order to Cease and Desist (the “Amended Order”) issued by the Office of Thrift Supervision (the “OTS”). The Amended Order became effective on April 29, 2009.  The Amended Order supplements and amends the previously issued Cease and Desist Order issued by the OTS against the Bank on April 2, 2008.  The Amended Order requires that the Bank achieve by July 14, 2009 and maintain: (i) a Tier 1 (Core) Capital Ratio of at least eight percent (8%); and (ii) a Total Risk-Based Capital Ratio of at least twelve percent (12%).  The Amended Order also requires the Bank to file with the OTS, a written contingency plan by May 14, 2009 that will be implemented by the Bank in the event it becomes critically undercapitalized (the “Contingency Plan”).  The Contingency Plan will require that the Bank achieve one of the following results: (i) a merger with or acquisition by another federally insured institution or holding company thereof, or (ii) a voluntary liquidation by, among other things, filing the appropriate applications with OTS in conformity with federal laws and regulations.  The Contingency Plan will be implemented if the Bank becomes critically undercapitalized or upon notification by the OTS.  In addition, the Amended Order requires the Bank to refrain from certain actions, including: (i) accepting, renewing or rolling over any brokered deposit; (ii) acting as a deposit broker; or (iii) soliciting deposits by offering an effective yield on insured deposits that exceeds the limitation provided by OTS regulations.

The description of the Amended Order set forth in this Item 1.01 is qualified in its entirety by reference to the Amended Order, a copy of which is attached as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the U.S. Securities and Exchange Commission on May 1, 2009, and is incorporated by reference herein in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2009

PEOPLES COMMUNITY BANCORP, INC.

	By:	/s/ Jerry D. Williams
Jerry D. Williams
President and Chief Executive Officer